Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Paul G. Van Wagenen
(713) 297-5000

POGO’S 2002 EARNINGS SPARKED BY 38% INCREASE IN OIL AND GAS PRODUCTION;

PRODUCTION REPLACED FOR ELEVENTH CONSECUTIVE YEAR;

CAPITAL AND EXPLORATION BUDGET SET AT $320 MILLION FOR 2003;

QUARTERLY DIVIDEND INCREASED BY 67%

     HOUSTON, TX. — January 21, 2003 — Net income of Pogo Producing Company (“PPP” — NYSE) in 2002 increased to $107,031,000 or $1.85 per share, on revenues of $751,441,000, it was announced today by Paul G. Van Wagenen, Chairman and Chief Executive Officer. In 2001, Pogo’s net income totaled $87,954,000, or $1.72 per share, on revenues of $605,500,000.

     Pogo’s 2002 fourth quarter net income was $37,751,000, or $0.62 per share, on revenues of $216,338,000 compared to fourth quarter 2001 net income of $1,426,000, or $0.03 per share, on revenues of $122,709,000.

     Discretionary cash flow in 2002 was $492,941,000, up 31% from $377,329,000 a year earlier. In the fourth quarter of 2002, discretionary cash flow was $135,840,000 compared to $67,514,000 in the fourth quarter a year ago.

     Mr. Van Wagenen said, “Our highly successful 2002 drilling program enabled us to replace our production for the eleventh consecutive year, always a cardinal objective of Pogo. Reserves replacement was even more of an accomplishment considering Pogo’s record-high production rates in 2002. Much of the increase came from Pogo’s successful drilling in the Gulf of Mexico as well as from steady production growth in the Gulf of Thailand.”

     Mr. Van Wagenen noted, “Pogo enjoyed exceptional results with the drill-bit in 2002. The company drilled a worldwide total of 172 gross wells, 159 of which were successfully completed, a 92% success rate. For a company with a meaningful exploration program, that ratio is truly extraordinary.”

OIL AND GAS RESERVES REACH ALL-TIME HIGH

     Pogo added enough new proven oil and natural gas reserves to replace an estimated 122% of its 2002 worldwide production. New reserves discovered in Thailand in 2002 offset 106% of Thailand’s production, and new reserves added in the United States reflect a 129% domestic production replacement rate. Pogo’s year-end estimated equivalent proven oil and natural gas reserves rose to 1.583 trillion cubic feet.

     Pogo’s 2002 equivalent daily production of all hydrocarbons was 98,348 barrels per day, a 38% increase from 71,344 barrels per day of equivalent production in 2001. In 2002, average daily production of liquid hydrocarbons, including crude oil, condensate and plant products, was 51,840 barrels per day, up 63% from 31,707 barrels per day in 2001. Daily natural gas production in 2002 averaged 279.0 million cubic feet per day (mmcf/d), up 17% from 237.8 mmcf/d in 2001. In the fourth quarter of 2002, production of liquid hydrocarbons averaged 53,437 barrels per day, a 56% increase from 34,364 barrels per day produced in the fourth quarter of 2001. Natural gas production averaged 282.1 mmcf/d in the quarter just ended, up 13% from 250.1 mmcf/d produced in the fourth quarter of 2001.

     For all of 2002, natural gas prices averaged $2.87 per thousand cubic feet (mcf), down from $3.71 per mcf averaged in 2001. In the fourth quarter of 2002 Pogo received $3.18 per mcf, up from an average price of $2.92 per mcf in the final quarter of 2001. Average oil and condensate prices received by Pogo in 2002 rose to $24.90 per barrel, up from $23.99 per barrel in 2001. Fourth quarter 2002 oil and condensate prices rose to $27.36 per barrel, up from $18.63 per barrel received in the same quarter of 2001.

GULF OF MEXICO SUCCESS

     Pogo’s fourth quarter Gulf of Mexico drilling program yielded a fine well, the West Delta Block 54 No. 1, which encountered 33 feet of hydrocarbon column at 12,600 feet subsea. It was drilled on a 100%-owned 350-acre structure and it was tested at a rate of 3 mmcf/d and 730 barrels of oil per day. The well should be on stream by March, upon completion of a flowline leading to Pogo’s South Pass Block 24 production facilities. A second well on this same West Delta structure is now planned for the third quarter of 2003.

     Pogo’s 100%-owned Main Pass Blocks 61/62 field was the focus of successful fourth quarter drilling activity. A well drilled at the “G-pod” encountered 40 feet of net Miocene natural gas pay and should be on production by mid-year. Just south of Blocks 61/62, the Main Pass Block 73 No. 5 “Garfield” well encountered 58 feet of oil and natural gas, and should be on stream by the fourth quarter of this year.

     A delineation well, the B-5 well, will be drilled on the “H” discovery area of Main Pass Block 62. It will be spudded within the next several days, and would, if successful, extend the known reserves of the shallower BA4AA horizon in the “B-pod” area of Main Pass Blocks 61/62 field.

DOMESTIC ONSHORE ACTIVITIES

     Pogo was particularly busy in the Permian Basin in the recently completed quarter. Fully 21 of Pogo’s total of 45 Permian Basin wells drilled in 2002 were drilled in the fourth quarter, bringing Pogo’s Permian Basin report card to 40 successful wells drilled in 2002 plus 11 more wells being drilled or completed as the year ended. Significant among the fourth quarter Permian Basin wells was Pogo’s 67%-owned Eddy County, New Mexico Pecos 33 Federal No. 2 well which was drill-stem tested at a rate of 8.8 mmcf/d. Also worthy of particular note was Pogo’s 65%-owned Eddy County McMillan No. 24-3 well that is now producing 1.3 mmcf/d in the Morrow formation and encountered additional natural gas shows which are presently behind pipe uphole in the Wolfcamp and Cisco intervals.

     In South Texas, Pogo drilled 39 wells in 2002, including ten in the fourth quarter. One of the more important ones was the 100%-owned Zapata County South Hundido area Benevides No. 3 well that Pogo drilled to the Lobo formation at a depth of 8,550 feet. It tested 2.6 mmcf/d and is awaiting a pipeline hookup. The nearby Benevides No. 2 well was still being drilled at year-end. Two fourth quarter Los Mogotes field wells, each approximately 70% owned by Pogo, are the Haynes No. 82 and Haynes No. 78. The No. 82 is now being completed, having been tested at a rate of 5 mmcf/d, and the No. 78 is already producing from 2 commingled Asche zones at a combined rate of 6 mmcf/d. Pogo has budgeted to drill at least twenty more wells per year for the next few years in the Los Mogotes field in Zapata County, Texas.

INTERNATIONAL OPERATIONS

     Pogo’s Thailand operations will be very sizeable and significant in 2003. Pogo has budgeted $120 million for Thailand in 2003, and 62 new wells are expected to be drilled, including eight wildcat wells in various untested areas of the Benchamas, Maliwan and Jarmjuree fields. The steel for five new Gulf of Thailand platforms has been ordered and three more platforms are even further along, having begun the process of platform-fabrication. The previously announced first quarter temporary shut-down of the Benchamas field to perform the work necessary to enhance the productive capacity of the field’s infrastructure has been postponed until later in 2003, or perhaps even in early 2004. The later date will allow delivery of all of the hardware needed for that facilities upgrade; consequently, the production shut-down interval will be minimized. Precise timing for the temporary shutdown will be announced later this year.

     Pogo’s international geoscientists are diligently formulating a multiple-well drilling program for Pogo’s 778,000-acre license areas in Hungary. A mid-year drilling program is anticipated. The company also expects to begin drilling an exploratory well by mid-year on Pogo’s 40%-owned Denmark North Sea license Block 13/98.

$320 MILLION CAPITAL AND EXPLORATION BUDGET APPROVED

     The Board of Directors today approved a $320 million capital and exploration budget for 2003. This compares to approximately $362 million expended in 2002. In 2002, Pogo drilled 172 gross wells, successfully completing 159 of them. That is a record number of both total wells and successful completions in a single year at Pogo.

     Mr. Van Wagenen noted, “Pogo plans to drill an unprecedented number of exploration and development wells in 2003: 226 gross wells, including 62 in the Gulf of Thailand, six in Hungary and one in the Denmark North Sea. It will be our most aggressive drilling schedule to date.”

QUARTERLY DIVIDEND INCREASED

     Pogo declared a dividend of $0.05 (five cents) per share of common stock to be paid February 21, 2003, to shareholders of record as of February 7, 2003. As Pogo’s Chairman, Mr. Van Wagenen, said, “This represents a 67% increase in the typical quarterly dividend Pogo has paid since dividends were instituted in 1994. While all future dividends are subject to the approval of Pogo’s Board of Directors, this increase in Pogo’s longstanding dividend policy demonstrates the company’s continuing commitment to its shareholders, as well as Pogo’s ability to achieve and sustain fundamental economic growth.”

	Three Months Ended		Year Ended
	December 31,		December 31,

	2002	2001	2002	2001

Natural gas
Price per Mcf	$3.18	$2.92	$2.87	$3.71
Production (sales), Mcf per day	282,144	250,071	279,046	237,813
Crude Oil and Condensate
Price per barrel	$27.36	$18.63	$24.90	$23.99
Production, barrels per day	49,531	31,232	47,360	29,590
Sales, barrels per day	50,861	33,408	47,518	29,836
Total liquids
Production, barrels per day	53,437	34,364	51,840	31,707
Sales, barrels per day	54,767	36,540	51,998	31,954
A summary of unaudited results follows, stated in thousands, except per share amounts
Revenues:
Oil and gas	$215,531	$128,075	$746,988	$596,077
Pipeline sales	1	1,388	79	12,037
Gains (losses) on sales and other	806	(6,754)	4,374	(2,614)

	$216,338	$122,709	$751,441	$605,500

Net income	$37,751	$1,426	$107,031	$87,954

Earnings (loss) per share:
Basic —	$0.62	$0.03	$1.85	$1.72
Diluted —	$0.60	$0.03	$1.77	$1.62

Discretionary cash flow is net cash provided by operating activities before changes in operating assets and liabilities and exploration expenses. A reconciliation to net cash provided by operating activities is shown below:

Net cash provided by operating activities	$118,180	$66,655	$466,479	$368,076
Remove changes in operating assets and liabilities	16,561	(5,067)	21,679	(14,120)
Add back exploration expenses	1,099	5,926	4,783	23,373

Discretionary Cash Flow	$135,840	$67,514	$492,941	$377,329

* * *

     Pogo Producing Company explores for, develops and produces oil and natural gas. Headquartered in Houston, Pogo owns various ownership interests in 69 federal and state Gulf of Mexico lease blocks offshore from Louisiana and Texas. Pogo also owns approximately 760,000 gross leasehold acres in various oil and gas provinces onshore in the United States, approximately 714,000 gross acres in the Gulf of Thailand, approximately 778,000 gross acres in Hungary, approximately 113,000 gross acres in the United Kingdom North Sea and approximately 81,000 gross acres in the Denmark North Sea. Pogo common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol “PPP”.

     Except for the historical and present factual information contained herein, the matters set forth in this release include statements of management’s current expectations as to efficiencies, cost savings, market profile and financial strength, and the competitive ability and position of the company. Statements identified by words such as “expects,” “projects,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from Pogo’s operations cannot be fully realized, the possibility that commodity prices, costs or difficulties related to the conduct of its business will be greater or lesser than expected, and the impact of competition and other risk factors relating to our industry will be greater than expected, all as detailed from time to time in Pogo’s reports filed with the Securities and Exchange Commission. Pogo disclaims any responsibility to update these forward-looking statements.

     There will be a financial analyst teleconference call on Tuesday, January 21, 2003 at 2:30 p.m. CST. The call can be monitored through a live broadcast via the World Wide Web at www.pogoproducing.com. A rebroadcast will be available at that website through April 22, 2003. Microsoft Media Player is required to access the webcast. It can be downloaded from www.microsoft.com/windows/mediaplayer.